Exhibit 99.1

November 4, 2010

John Lowber, (907) 868-5628; jlowber@gci.com
Bruce Broquet, (907) 868-6660; bbroquet@gci.com
David Morris, (907) 265-5396; dmorris@gci.com

FOR IMMEDIATE RELEASE

GCI REPORTS THIRD QUARTER 2010 FINANCIAL RESULTS

•	Consolidated revenue of $171.5 million
•	Adjusted EBITDA of $62.7 million
•	Net income of $7.6 million or $0.14 per diluted share
•	Increase in stock repurchase program and repurchase of common stock

ANCHORAGE, AK – General Communication, Inc. (“GCI”) (NASDAQ:GNCMA) today reported its third quarter 2010 results with revenues increasing to $171.5 million and adjusted EBITDA increasing to a record $62.7 million. After the close of the third quarter, GCI repurchased approximately 7.5 million GCI shares held by Arctic Slope Regional Corporation (“ASRC”).

Revenues for the third quarter increased 13.7 percent over revenues of $150.8 million in the third quarter of 2009 and adjusted EBITDA increased $12.4 million or 24.8 percent over the third quarter 2009 EBITDA of $50.3 million. EBITDA margin for the third quarter of 2010 improved to 36.6 percent as compared to 33.3 percent in the prior year.

Net income for the third quarter of 2010 totaled $7.6 million or earnings per diluted share of $0.14 and compares to net income of $4.3 million, or earnings per diluted share of $0.08 for the same period of 2009.

“Four years ago, GCI undertook a major investment program to take advantage of substantial growth opportunities in the Alaska market, particularly mobile wireless service.  GCI’s financial results for the third quarter as well as for the year-to-date confirm that our decision to reinvest in the state was the right thing to do,” said GCI president Ron Duncan. “Fueled by that investment program, all of GCI’s business lines are performing very well, and we are on our way to another year of record high revenues and adjusted EBITDA.”

“GCI’s strong financial performance, particularly our growing free cash flow, and strengthening customer metrics gave us confidence to pursue the repurchase of the GCI shares held by ASRC last month. The transaction is a win for both companies. ASRC has met its return objectives on its GCI investment over the past 2½ years, and GCI has reduced its total shares outstanding by 13.6 percent.”

GCI’s third quarter 2010 EBITDA was favorably affected by $3.8 million of refunds received as a result of settling billing disputes with several vendors that reduced cost of goods sold for the quarter. The increases in contribution margin resulting from the vendor refunds were offset in part by $1.9 million in accrued airplane accident expenses.

GCI’s third quarter 2010 revenues increased $9.2 million or 5.7 percent over total revenues of $162.3 million in the second quarter of 2010. Adjusted EBITDA increased $5.4 million or 9.4 percent over adjusted EBITDA of $57.4 million in the second quarter of 2010 in spite of the fact that the second quarter of 2010 included a $3.0 million net revenue adjustment mostly attributable to a change in USF estimates.

 “GCI originally guided to revenues of $610 million to $620 million and adjusted EBITDA of $200 to $204 million for the year 2010.” said Duncan. “The company's practice is to provide guidance only on an annual basis. Continued success in consumer, improvements in commercial, and stabilizing trends in network access, however, lead us to conclude that GCI will exceed its revenue and adjusted EBITDA guidance for the year.”

Highlights
•
In October of 2010, GCI repurchased 7,486,240 shares of its Class A common stock for $10.16 per share in a privately negotiated transaction with ASRC. The purchase price of approximately $76 million was funded by available cash and a $30 million temporary draw on the company’s revolving facility. The $30 million revolver loan is expected to be repaid before year end.

•
GCI is the second largest wireless provider in Alaska with 136,500 wireless subscribers at the end of the third quarter of 2010, an increase of 5,300 wireless subscribers from the end of the second quarter of 2010.

•
Consumer revenues for the third quarter of 2010 totaled $88.7 million, a 18.3 percent increase over the third quarter of 2009 and an increase of 6.8 percent over the second quarter of 2010, excluding $4.1 million in USF estimate changes in the second quarter of 2010.

•
GCI had 144,700 access lines at the end of the third quarter of 2010, representing an estimated 36 percent share of the total access line market in Alaska. Access lines increased by 1,700 lines over the third quarter of 2009 and decreased by 700 lines from the second quarter of 2010.

•
GCI’s facilities-based access lines totaled 109,500, representing 76 percent of its total access lines at the end of the third quarter of 2010, a decrease of 200 lines from the second quarter of 2010 and an increase of 5,100 lines when compared to the end of the third quarter of the prior year.

•
GCI had 115,200 consumer and commercial cable modem customers at the end of the third quarter of 2010, an increase of 900 over the 114,300 cable modem customers at the end of the second quarter 2010. Average monthly revenue per cable modem for the third quarter of 2010 was $50.61, an increase of 16.6 percent over the $43.42 figure posted in the third quarter of 2009 and an increase of 8.4 percent over the $46.69 figure posted for the second quarter of 2010.

•
In October of 2010, GCI’s Board of Directors amended GCI’s stock repurchase program to authorize the company to repurchase up to $100 million worth of its outstanding shares. The ASRC transaction reduces the amount available under the program by approximately $76 million. Depending on company performance, market conditions, liquidity, and subject to board oversight GCI may continue repurchasing its own shares.

Consumer
Consumer revenues increased 18.3 percent to $88.7 million as compared to $75.0 million in the third quarter of 2009 and increased 1.8 percent over $87.1 million in the second quarter of 2010. Revenue increases were strong for all consumer products and services. Consumer revenues were favorably impacted by a $4.1 million USF estimate change in the second quarter of 2010.

Consumer voice revenues of $14.6 million increased 16.9 percent when compared to the third quarter a year ago and decreased 4.3 percent from the second quarter of 2010. Consumer voice revenues in the third quarter of 2010 were favorably impacted by an increase in customers and USF support when compared to the prior year. Consumer voice revenues would have increased 3.9 percent over the second quarter of 2010, excluding a $1.2 million USF revenue adjustment in the second quarter of 2010. Consumer local access lines in service at the end of third quarter of 2010 totaled 84,700, an increase of 2,000 lines over the third quarter of 2009. Total access lines decreased by 400 lines sequentially.

GCI serves 77,100 consumer access lines on its own facilities, an increase of 4,400 lines over the third quarter of 2009. More than 91 percent of consumer access lines are provisioned exclusively on GCI facilities.

Consumer video revenues of $29.7 million increased 7.6 percent over the prior year and increased 1.3 percent over the second quarter of 2010. The increases are due in part to increases in video subscribers purchasing higher tiered services and renting high definition/digital video recorder converters. Consumer video subscribers totaled 130,500 at the end of the third quarter of 2010, an increase of 900 subscribers over the third quarter of 2009 and a decrease of 700 subscribers from the second quarter of 2010.

Consumer data revenues of $15.8 million increased 24.1 percent over the prior year and 8.1 percent over the second quarter of 2010. The increase in consumer data revenues is due to an increase in cable modem customers and increasing average monthly revenue per cable modem. GCI added 6,500 consumer cable modem customers over the prior year and cable modem customer counts increased by 900 on a sequential basis.

Consumer wireless revenues increased to $28.6 million, an increase of 28.8 percent over the third quarter of 2009 driven by an increase in wireless subscribers. Since the end of the third quarter a year ago, consumer has added 13,000 wireless customers, an increase of 11.8 percent. Consumer wireless revenues increased 2.4 percent over the second quarter of 2010. Consumer wireless revenues would have increased 14.2 percent over the second quarter of 2010, excluding a $2.9 million USF revenue adjustment in the second quarter of 2010. Consumer added 3,900 wireless customers as compared to the end of the second quarter of 2010.

Network Access
Network access revenues decreased 6.8 percent to $28.2 million as compared to $30.3 million in the third quarter of 2009 and increased 4.0 percent over the second quarter of 2010.

Voice revenues, as expected, decreased 29.2 percent from the prior year and increased 20.3 percent over the second quarter of 2010. The decrease in voice revenues from the prior year is primarily due to decreasing average revenue per minute and the transition of voice traffic to dedicated networks. The declining revenue per minute is largely due to the renegotiation of long-term contracts with GCI’s largest carrier customers during 2009. The sequential increase in voice revenues is primarily attributable to a $1.1 million reclassification of certain revenues from the data revenue category.

Data revenues were down 4.5 percent compared to the third quarter of 2009 and decreased 10.2 percent from the second quarter of 2010. The decrease in data revenues is primarily due to the aforementioned $1.1 million reclassification and, in part, due to lower rates resulting from increased competition. The lower rates were partially offset by increases in data network capacity purchased by common carrier customers.

Wireless revenues, primarily related to roaming traffic, increased $2.2 million over the prior year and increased $1.2 million sequentially.

Commercial
Commercial revenues for the third quarter increased $7.7 million, an increase of 27.6 percent, to $35.4 million as compared to $27.8 million in the third quarter of 2009 and increased $3.4 million over $32.1 million in the second quarter of 2010. The increase in revenues is primarily due to an increase in special project work. Commercial revenues were favorably impacted by a $0.6 million USF estimate change during the second quarter of 2010.

Voice revenues increased 4.4 percent over the prior year and decreased 5.0 percent sequentially. Voice revenues were steady on a sequential basis excluding $0.4 million of the total $0.6 million USF estimate change in the second quarter of 2010. Long distance minutes decreased 2.6 percent from the prior year and increased 1.4 percent over the second quarter of 2010. Commercial local access lines increased by 800 over the third quarter of 2009 and increased 100 lines sequentially.

Commercial video revenues increased $0.6 million over the prior year and $0.3 million sequentially.

Commercial data services revenues include both transmission charges for data circuits and time and materials charges for GCI on-site support of customer operations. Data transport charges of $9.2 million increased by $0.6 million as compared to the third quarter of 2009 and time and material charges for support activities increased by $5.8 million to $13.0 million for the third quarter of 2010 as a result of increased activity primarily in the state’s oil sector. Commercial data service revenues were $22.2 million in the third quarter of 2010, up $6.4 million over the third quarter of 2009 and $3.4 million over the second quarter of 2010.

Commercial wireless revenues totaled $2.3 million for the third quarter, an increase of 14.7 percent over the prior year and an increase of 5.0 percent sequentially. Wireless revenue increased sequentially 15.7 percent excluding the USF adjustment in the second quarter of 2010. GCI had 13,600 Commercial wireless subscribers at the end of the third quarter, an increase of 1,400 subscribers over the second quarter of 2010.

Managed Broadband
        Managed broadband revenues totaled $13.5 million in the third quarter of 2010, an increase of 15.7 percent over $11.7 million in the third quarter of 2009 and a 30.4 percent increase sequentially, including the $1.7 million reserve adjustment reported in the second quarter of 2010.

Regulated Operations
Regulated operations revenues totaled $5.6 million in the third quarter of 2010 as compared to $6.0 million in the third quarter of 2009. Regulated operations revenues for the third quarter of 2010 were steady with the second quarter of 2010. Regulated operations had 10,200 local access lines at the end of the third quarter of 2010, a decrease of 400 access lines from the second quarter of 2010.

Other Items
GCI’s third quarter 2010 capital expenditures totaled $24.7 million as compared to $31.5 million in the third quarter of 2009 and $27.1 million in the second quarter of 2010.

GCI will hold a conference call to discuss the quarter’s results on Thursday, November 4, 2010 beginning at 2 p.m. (Eastern). To access the briefing on November 4, call the conference operator between 1:50-2:00 p.m. (Eastern Time) at 888-324-6913 (International callers should dial 1-212-287-1671) and identify your call as “GCI.” In addition to the conference call, GCI will make available net conferencing. To access the call via net conference, log on to www.gci.com and follow the instructions. A replay of the call will be available for 72-hours by dialing 800-262-4859, access code 7461 (International callers should dial 203-369-3220.)

GCI is the largest telecommunications company in Alaska. GCI’s cable plant, which provides voice, video, and broadband data services, passes 90 percent of Alaska households. GCI operates Alaska’s most extensive terrestrial / subsea fiber optic network which connects not only Anchorage but also Fairbanks and Juneau / Southeast Alaska to the lower 48 states with a diversely routed, protected fiber network. GCI’s satellite network provides communications services to small towns and communities throughout rural Alaska. GCI’s newly constructed statewide mobile wireless network seamlessly links urban and rural Alaska for the first time in the state’s history.

            A pioneer in bundled services, GCI is the top provider of voice, data, and video services to Alaska consumers with a 70 percent share of the consumer broadband market. GCI is also the leading provider of communications services to enterprise customers, particularly large enterprise customers with complex data networking needs.  More information about GCI can be found at www.gci.com.

The foregoing contains forward-looking statements regarding GCI’s expected results that are based on management’s expectations as well as on a number of assumptions concerning future events. Actual results might differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI’s control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI’s cautionary statement sections of Form 10-K and 10-Q filed with the Securities and Exchange Commission.

#    #    #

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Amounts in thousands)
	September 30,	December 31,
Assets	2010	2009

Current assets:
Cash and cash equivalents	$79,000	48,776

Receivables	171,994	147,859
Less allowance for doubtful receivables	9,913	7,060
Net receivables	162,081	140,799

Deferred income taxes	17,522	17,618
Prepaid expenses	6,054	4,491
Inventories	7,922	9,278
Other current assets	5,282	5,872
Total current assets	277,861	226,834

Property and equipment in service, net of depreciation	788,648	823,080
Construction in progress	40,692	26,161
Net property and equipment	829,340	849,241

Cable certificates	191,635	191,565
Goodwill	73,452	73,452
Wireless licenses	25,967	25,967
Other intangible assets, net of amortization	17,494	19,561
Deferred loan and senior notes costs, net of amortization	14,159	13,168
Other assets	16,542	18,609
Total other assets	339,249	342,322
Total assets	$1,446,450	1,418,397

		(Continued)

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Continued)

(Amounts in thousands)
	September 30,	December 31,
Liabilities and Stockholders' Equity	2010	2009

Current liabilities:
Current maturities of obligations under long-term debt and capital leases	$10,379	9,892
Accounts payable	35,068	30,697
Deferred revenue	22,461	21,404
Accrued payroll and payroll related obligations	22,140	21,874
Accrued interest	16,914	14,821
Accrued liabilities	12,522	15,037
Subscriber deposits	1,205	1,549
Total current liabilities	120,689	115,274

Long-term debt, net	773,830	771,247
Obligations under capital leases, excluding current maturities	85,461	89,279
Obligation under capital lease due to related party	1,883	1,876
Deferred income taxes	110,550	100,386
Long-term deferred revenue	50,410	52,342
Other liabilities	23,269	21,676
Total liabilities	1,166,092	1,152,080

Commitments and contingencies
Stockholders’ equity:
Common stock (no par):
Class A. Authorized 100,000 shares; issued 52,022 and 51,899 shares at September 30, 2010 and December 31, 2009, respectively; outstanding 51,525 and 51,627 shares at September 30, 2010 and December 31, 2009, respectively	149,550	150,911
Class B. Authorized 10,000 shares; issued and outstanding 3,181 and 3,186 shares at September 30, 2010 and December 31, 2009, respectively; convertible on a share-per-share basis into Class A common stock	2,680	2,684
Less cost of 496 and 272 Class A common shares held in treasury at September 30, 2010 and December 31, 2009, respectively	(2,354)	(2,339)
Paid-in capital	35,950	30,410
Retained earnings	94,532	84,651
Total stockholders' equity	280,358	266,317

Total liabilities and stockholders' equity	$1,446,450	1,418,397

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENT
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Amounts in thousands, except per share amounts)	2010	2009	2010	2009
Revenues	$171,509	150,816	486,254	448,301
Cost of goods sold (exclusive of depreciation and amortization shown separately below)	52,486	50,167	153,147	145,372
Selling, general and administrative expenses	58,532	49,045	166,493	157,350
Depreciation and amortization expense	30,288	30,874	92,234	92,778
Operating income	30,203	20,730	74,380	52,801
Other income (expense):
Interest expense (including amortization of deferred loan fees)	(17,760)	(13,176)	(53,169)	(39,096)
Interest income	99	49	236	68
Other expense, net	(17,661)	(13,127)	(52,933)	(39,028)
Income before income tax expense	12,542	7,603	21,447	13,773
Income tax expense	4,959	3,267	10,260	6,519
Net income	$7,583	4,336	11,187	7,254
Basic net income per Class A common share	$0.14	0.08	0.20	0.14
Basic net income per Class B common share	$0.14	0.08	0.20	0.14
Diluted net income per Class A common share	$0.14	0.08	0.20	0.13
Diluted net income per Class B common share	$0.14	0.08	0.20	0.13

Common shares used to calculate Class A basic EPS	51,496	50,125	51,521	49,705

Common shares used to calculate Class A diluted EPS	54,940	53,828	54,808	53,457

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	Third Quarter 2010						Third Quarter 2009
		Network		Managed	Regulated			Network		Managed	Regulated
	Consumer	Access	Commercial	Broadband	Operations	Totals	Consumer	Access	Commercial	Broadband	Operations	Totals
Revenues
Voice	$14,601	8,636	8,025	-	5,595	36,857	$12,487	12,197	7,688	-	6,037	38,409
Video	29,720	-	2,953	-	-	32,673	27,612	-	2,320	-	-	29,932
Data	15,797	14,208	22,211	13,548	-	65,764	12,726	14,876	15,801	11,715	-	55,118
Wireless	28,595	5,360	2,260	-	-	36,215	22,196	3,190	1,971	-	-	27,357
Total	88,713	28,204	35,449	13,548	5,595	171,509	75,021	30,263	27,780	11,715	6,037	150,816

Cost of goods sold	25,374	5,547	16,731	3,545	1,289	52,486	24,686	7,536	13,310	2,893	1,742	50,167

Contribution	63,339	22,657	18,718	10,003	4,306	119,023	50,335	22,727	14,470	8,822	4,295	100,649

Less SG&A	33,248	8,178	9,955	4,392	2,759	58,532	26,547	8,255	8,090	3,157	2,996	49,045
EBITDA	30,091	14,479	8,763	5,611	1,547	60,491	23,788	14,472	6,380	5,665	1,299	51,604

Add share-based compensation	1,121	549	362	215	3	2,250	(554)	(388)	(226)	(164)	-	(1,332)
Adjusted EBITDA	$31,212	15,028	9,125	5,826	1,550	62,741	$23,234	14,084	6,154	5,501	1,299	50,272

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	Third Quarter 2010						Second Quarter 2010
		Network		Managed	Regulated			Network		Managed	Regulated
	Consumer	Access	Commercial	Broadband	Operations	Totals	Consumer	Access	Commercial	Broadband	Operations	Totals
Revenues
Voice	$14,601	8,636	8,025	-	5,595	36,857	$15,254	7,176	8,448	-	5,607	36,485
Video	29,720	-	2,953	-	-	32,673	29,352	-	2,639	-	-	31,991
Data	15,797	14,208	22,211	13,548	-	65,764	14,608	15,823	18,831	10,387	-	59,649
Wireless	28,595	5,360	2,260	-	-	36,215	27,935	4,113	2,153	-	-	34,201
Total	88,713	28,204	35,449	13,548	5,595	171,509	87,149	27,112	32,071	10,387	5,607	162,326

Cost of goods sold	25,374	5,547	16,731	3,545	1,289	52,486	26,192	6,379	15,097	3,160	926	51,754

Contribution	63,339	22,657	18,718	10,003	4,306	119,023	60,957	20,733	16,974	7,227	4,681	110,572

Less SG&A	33,248	8,178	9,955	4,392	2,759	58,532	30,445	7,897	9,179	4,219	2,964	54,704
EBITDA	30,091	14,479	8,763	5,611	1,547	60,491	30,512	12,836	7,795	3,008	1,717	55,868

Add share-based compensation	1,121	549	362	215	3	2,250	825	390	273	155	-	1,643
Add non-cash contribution adjustment	-	-	-	-	-	-	(82)	(39)	(24)	(15)	-	(160)
Adjusted EBITDA	$31,212	15,028	9,125	5,826	1,550	62,741	$31,255	13,187	8,044	3,148	1,717	57,351

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	Nine Months Ended September 30, 2010						Nine Months Ended September 30, 2009
		Network		Managed	Regulated			Network		Managed	Regulated
	Consumer	Access	Commercial	Broadband	Operations	Totals	Consumer	Access	Commercial	Broadband	Operations	Totals
Revenues
Voice	$43,711	22,471	24,316	-	17,262	107,760	$39,390	39,975	23,373	-	18,574	121,312
Video	88,096	-	7,909	-	-	96,005	82,114	-	6,591	-	-	88,705
Data	44,531	46,360	56,544	36,020	-	183,455	36,654	48,903	47,725	33,323	-	166,605
Wireless	79,892	12,668	6,474	-	-	99,034	60,981	5,704	4,994	-	-	71,679
Total	256,230	81,499	95,243	36,020	17,262	486,254	219,139	94,582	82,683	33,323	18,574	448,301

Cost of goods sold	77,199	18,454	44,199	9,923	3,372	153,147	72,100	20,776	39,642	7,939	4,915	145,372

Contribution	179,031	63,045	51,044	26,097	13,890	333,107	147,039	73,806	43,041	25,384	13,659	302,929

Less SG&A	92,858	23,919	28,279	12,654	8,783	166,493	83,772	27,900	26,413	10,760	8,505	157,350
EBITDA	86,173	39,126	22,765	13,443	5,107	166,614	63,267	45,906	16,628	14,624	5,154	145,579

Add share-based compensation	2,329	1,119	785	460	3	4,696	817	617	346	117	-	1,897
Add non-cash contribution adjustment	(82)	(39)	(24)	(15)	-	(160)	220	151	73	36	-	480
Adjusted EBITDA	$88,420	40,206	23,526	13,888	5,110	171,150	$64,304	46,674	17,047	14,777	5,154	147,956

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS
(Unaudited)

				September 30, 2010		September 30, 2010
				as compared to		as compared to
	September 30,	September 30,	June 30,	September 30,	June 30,	September 30,	June 30,
	2010	2009	2010	2009	2010	2009	2010
Consumer
Voice
Long-distance subscribers	89,000	89,900	90,200	(900)	(1,200)	-1.0%	-1.3%
Total local access lines in service	84,700	82,700	85,100	2,000	(400)	2.4%	-0.5%
Local access lines in service on GCI facilities	77,100	72,700	77,100	4,400	-	6.1%	0.0%

Video
Basic subscribers	130,500	129,600	131,200	900	(700)	0.7%	-0.5%
Digital programming tier subscribers	80,600	77,600	80,600	3,000	-	3.9%	0.0%
HD/DVR converter boxes	87,500	77,000	86,500	10,500	1,000	13.6%	1.2%
Homes passed	234,900	231,400	234,700	3,500	200	1.5%	0.1%

Data
Cable modem subscribers	104,400	97,900	103,500	6,500	900	6.6%	0.9%

Wireless
Wireless lines in service	122,900	109,900	119,000	13,000	3,900	11.8%	3.3%

Network Access Services
Data:
Total ISP access lines in service	1,700	1,700	1,700	-	-	0.0%	0.0%
Total ISP access lines in service on GCI facilities	1,300	1,400	1,400	(100)	(100)	-7.1%	-7.1%

Commercial
Voice:
Long-distance subscribers	9,300	9,700	9,400	(400)	(100)	-4.1%	-1.1%
Total local access lines in service	48,100	47,300	48,000	800	100	1.7%	0.2%
Local access lines in service on GCI facilities	20,900	19,000	20,600	1,900	300	10.0%	1.5%

Video
Hotels and mini-headend subscribers	16,000	18,000	18,500	(2,000)	(2,500)	-11.1%	-13.5%
Basic subscribers	1,800	1,700	1,800	100	-	5.9%	0.0%
Total basic subscribers	17,800	19,700	20,300	(1,900)	(2,500)	-9.6%	-12.3%

Data
Cable modem subscribers	10,800	10,600	10,800	200	-	1.9%	0.0%

Wireless
Wireless lines in service	13,600	10,100	12,200	3,500	1,400	34.7%	11.5%

Regulated Operations
Voice:
Total local access lines in service	10,200	11,300	10,600	(1,100)	(400)	-9.7%	-3.8%

				September 30, 2010		September 30, 2010
	Three Months Ended			as Compared to		as Compared to
	September 30,	September 30,	June 30,	September 30,	June 30,	September 30,	June 30,
	2010	2009	2010	2009	2010	2009	2010
Consumer
Voice
Long-distance minutes carried (in millions)	25.6	28.0	26.7	(2.4)	(1.1)	-8.6%	-4.1%

Video
Average monthly gross revenue per subscriber	$75.85	$70.95	$74.54	$4.90	$1.31	6.9%	1.8%

Wireless
Average monthly gross revenue per subscriber	$74.61	$64.17	$75.07	$10.44	$(0.46)	16.3%	-0.6%

Network Access Services
Voice
Long-distance minutes carried (in millions)	205.4	224.6	201.3	(19.2)	4.1	-8.5%	2.0%

Commercial
Voice:
Long-distance minutes carried (in millions)	29.8	30.6	29.4	(0.8)	0.4	-2.6%	1.4%

Total
Long-distance minutes carried (in millions)	260.8	283.2	257.4	(22.4)	3.4	-7.9%	1.3%

General Communication, Inc.
Non-GAAP Financial Reconciliation Schedule
(Unaudited, Amounts in Millions)

	Three Months Ended
	September 30, 2010	September 30, 2009	June 30, 2010
Net income	$7.6	4.3	1.9
Income tax expense	4.9	3.3	5.5
Income before income tax expense	12.5	7.6	7.4

Other (income) expense:
Interest expense (including amortization of deferred loan fees)	17.8	13.2	17.8
Interest income	(0.1)	(0.1)	(0.1)
Other expense, net	17.7	13.1	17.7

Operating income	30.2	20.7	25.1
Depreciation and amortization expense	30.3	30.9	30.8

EBITDA (Note 2)	60.5	51.6	55.9
Share-based compensation	2.2	(1.3)	1.6
Non-cash contribution adjustment	---	---	(0.1)
Adjusted EBITDA (Note 1)	$62.7	50.3	57.4

General Communication, Inc.
Non-GAAP Financial Reconciliation Schedule
(Unaudited, Amounts in Millions)

	Nine Months Ended
	September 30, 2010	September 30, 2009
Net income	$11.2	7.3
Income tax expense	10.2	6.5
Income before income tax expense	21.4	13.8

Other (income) expense:
Interest expense (including amortization of deferred loan fees)	53.2	39.0
Interest income	(0.2)	(0.1)
Other expense, net	53.0	38.9

Operating income	74.4	52.7
Depreciation and amortization expense	92.2	92.9

EBITDA (Note 2)	166.6	145.6
Share-based compensation	4.7	1.9
Non-cash contribution adjustment	(0.1)	0.5
Adjusted EBITDA (Note 1)	$171.2	148.0

Notes:
(1) EBITDA (as defined in Note 2 below) before deducting share-based compensation and non-cash contribution adjustment.

(2) Earnings Before Interest, Taxes, Depreciation and Amortization is the sum of Net Income, Interest Expense (including Amortization of Deferred Loan Fees), Interest Income, Income Tax Expense, and Depreciation and Amortization Expense.  EBITDA is not presented as an alternative measure of net income, operating income or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America.  GCI's management uses EBITDA to evaluate the operating performance of its business, and as a measure of performance for incentive compensation purposes.  GCI believes EBITDA is a measure used as an analytical indicator of income generated to service debt and fund capital expenditures.  In addition, multiples of current or projected EBITDA are used to estimate current or prospective enterprise value.  EBITDA does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses.  EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.

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